Exhibit 99.1

BMP Sunstone Reports Third Quarter 2010 Financial Results

3Q10 Revenue Increases 33.4% Year Over Year to $44.9 Million

Adjusted EBITDA of $961,000 in the Third Quarter and $9.9 Million in the First Nine Months of 2010

PLYMOUTH MEETING, PA., November 9, 2010 (PR Newswire Asia) – BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”) today announced financial results for the third quarter ended September 30, 2010.

•	Revenue increased 33.4% to $44.9 million from $33.6 million in the prior year period.

•	Gross profit rose to $16.3 million from $15.7 million in the third quarter of 2009. Gross margin was 36.3%, compared to 46.6% in the prior year period.

•	Operating income was $69,000, compared to $1.0 million in the prior year period.

•	Adjusted EBITDA was $961,000 compared to $2.6 million in the third quarter of 2009.

•	Adjusted EBITDA in the first nine months of 2010 was $9.9 million compared to $9.0 million in the first nine months of 2009.

•	Non-GAAP net income in the first nine months of 2010 was $5.1 million, compared to $4.6 million in the prior year period.

Third Quarter 2010 Financial Results

Revenue in the third quarter of 2010 increased 33.4% to $44.9 million from $33.6 million in the third quarter of 2009. Revenue from manufacturing was $19.7 million, up 15.2% from the prior year period, reflecting continued demand for the Company’s leading products and continued benefits from the sales force reorganization completed earlier in the year. Revenue from licensed products increased 10.0% year over year to $2.3 million, primarily due to expansion of hospital coverage. Revenue from distribution was $22.9 million, up 58.2% on a year over year basis, driven by a strategic initiative to increase Wanwei’s product sales.

David Gao, Chief Executive Officer of BMP Sunstone, stated, “We are pleased with our performance in the third quarter. We actively increased our activity at our distribution business in an effort to meet potential revenue requirements by the Beijing local government, in order to be qualified for hospital bidding. In addition, given the seasonality of the cold and flu season which is a principal driver of Sunstone sales, we increased our investment in advertising and marketing. Going into the last quarter of 2010, we are seeing healthy demand for our leading Sunstone products and we believe our revenue mix contributions will normalize within the next several months.”

Gross profit in the third quarter of 2010 increased to $16.3 million from $15.7 million in the third quarter of 2009. Gross margin was 36.3%, compared to 46.6% in the prior year period. The decrease in gross margin reflects the strong revenue contribution from distribution, which carries lower gross margins than our manufacturing business, as the Company deliberately grew the Wanwei business. This effort also resulted in lower gross margins in the distribution business on a sequential basis.

The Company’s operating income was $69,000 in the third quarter of 2010, compared to $1.0 million in the third quarter of 2009. Operating expenses in the third quarter of 2010 included a dividend transfer tax payment of $0.8 million related to Sunstone. The Company also increased its advertising and marketing expenditure by $1.0 million from the prior year period as the Company positioned itself for a seasonally strong fourth quarter at Sunstone. Operating expenses also include approximately $1.0 million of purchase accounting adjustments related to prior acquisitions, as well as approximately $466,000 of stock compensation expense, which reflects fewer options granted to senior management and board members on a year over year basis. Excluding purchase accounting adjustments and stock compensation, non-GAAP operating income was $1.5 million, compared to $2.5 million in the prior year period.

Adjusted EBITDA was $961,000 in the third quarter of 2010, compared to $2.6 million in the third quarter of 2009. On a nine months basis, as discussed below, adjusted EBITDA increased to $9.9 million in 2010 from $9.0 million in the first nine months of 2009.

Non-GAAP net income was $299,000, or $0.01 per diluted share, compared to $1.3 million, or $0.03 per diluted share, in the third quarter of 2009. On a GAAP basis, the Company reported a net loss of $1.3 million, or $0.03 per diluted share, compared to a net loss of $208,000, or $0.01 per diluted share, in the third quarter of 2009. The earnings per share calculation is based on 51.3 million diluted shares outstanding, compared to 50.8 million diluted shares outstanding in the prior year period.

Non-GAAP net income and earnings per share exclude stock based compensation expense, amortization related to acquisitions, amortization of debt discount and issuance cost, loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Adjusted EBITDA is a non-GAAP measure which provides earnings before interest, taxes, depreciation and amortization and excludes loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Please refer to the financial tables provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three month periods ended September 30, 2010 and 2009.

Balance Sheet

Including notes receivable of $17.8 million, total cash and cash equivalents were $35.7 million as of September 30, 2010. Notes receivables from customers for the settlement of trade receivable balances are guaranteed by established banks in China and have maturities of six months or less. The Company paid down roughly $4.8 million of bank debt during the quarter.

Financial Results for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, revenue increased 18.4% to $124.7 million from $105.4 million in the first nine months of 2009. During this same time period, gross profit increased 10.3% to $55.9 million from $50.7 million. Income from operations increased 24.1% to $5.4 million, compared to $4.4 million in the first nine months of 2009. Adjusted EBITDA increased to $9.9 million in the first nine months of 2010, up from $9.0 million in the prior year period. Non-GAAP net income increased to $5.1 million, or $0.10 per diluted share from $4.6 million, or $0.10 per diluted share, in the prior year period. On a GAAP basis, net loss was $30,000, or ($0.00) per share, compared to a net loss of $3.9 million, or ($0.10) per share, in the first nine months of 2009. The EPS calculation is based on 51.1 million diluted shares outstanding, compared to 48.2 million diluted shares outstanding in the prior year period.

Full Year 2010 Financial Guidance

The Company continues to expect revenue to reach between $160 million and $170 million in fiscal 2010. Additionally, during fiscal 2010, the Company continues to expect adjusted EBITDA to reach between $16 million and $17 million and non-GAAP net income to reach between $9 million and $10 million.

Recent Events

On October 28, 2010 BMP Sunstone and sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced that they have entered into a definitive agreement under which sanofi-aventis is to acquire all outstanding shares of BMP Sunstone for cash consideration of USD 10 per share, or a total of approximately USD 520.6 million on a fully diluted basis. The acquisition is to be structured as a merger of BMP Sunstone and a wholly-owned subsidiary of sanofi-aventis. Under the terms of the merger agreement, completion of the transaction is subject to approval at the BMP Sunstone stockholder meeting, as well as the receipt of certain regulatory approvals in China and other customary conditions. Stockholders controlling 23% of BMP Sunstone’s shares on a fully diluted basis have committed to vote in favour of the transaction.

Additionally, during the third quarter of 2010, BMP Sunstone signed an equity transfer agreement with Sunstone Shengda (Zhangjiakou) Pharmaceutical Co., Ltd. (“Sunstone Shengda”) to increase its ownership position to 75% from 50% previously held. The all-cash transaction was funded entirely from Sunstone’s existing cash flow. The Company believes that ownership of Sunstone Shengda, a leading manufacturer of pediatric pharmaceuticals in China, complements its efforts to strengthen its pharmaceutical production capacity, optimally allocate resources, and reinforce the Company’s competitive position.

Conference Call

The Company will hold a conference call at 5:00 pm ET on November 9, 2010 to discuss its results. Listeners may access the call by dialing 1-866-788-0538 or 1-857-350-1676 for international callers, access code: 82782645. A webcast will be available through the Company’s website at www.bmpsunstone.com. A replay of the call will be accessible through November 16, 2010 by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 15522468.

About BMP Sunstone Corporation

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Through Sunstone the Company manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold in pharmacies throughout the country. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. BMP Sunstone’s main office is in Beijing, with a U.S. office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning, the Company’s expected financial performance in fiscal 2010 and the Company’s expectations for its business units in fiscal year 2010. These statements are subject to uncertainties and risks including, but not limited to, the impact from the Company’s recent organizational changes, changes in the Company’s sales, marketing and distribution plans, changes in the Company’s operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Fred M. Powell

Chief Financial Officer

610-940-1675

fpowell@bmpsunstone.com

or

ICR, LLC

(Investor Relations)

Ashley M. Ammon 646-277-1227

or Christine Duan 203-682-8200

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Third parties	$44,858	$33,358	$124,737	$101,001
Related parties	—	268	—	4,370

Total Revenues	44,858	33,626	124,737	105,371
Cost of Goods Sold	28,583	17,950	68,795	54,643

Gross Profit	16,275	15,676	55,942	50,728

Sales and Marketing Expenses	11,136	9,811	35,074	33,622
General and Administrative Expenses	5,070	4,825	15,470	12,755

Total Operating Expenses	16,206	14,636	50,544	46,377

Profit From Operations	69	1,040	5,398	4,351

Other Income (Expense):
Interest Income	46	52	146	159
Interest Expense	(894)	(895)	(3,241)	(3,369)
Debt Issuance Cost Amortization	(115)	(101)	(350)	(326)
Equity Method Investment Income	—	107	—	189
Loss on Early Extinguishment of Debt	—	—	—	(4,573)
Gain on Derivatives	—	—	—	1,204

Total Other Expense	(963)	(837)	(3,445)	(6,716)

Profit (Loss) Before Provision For Income Taxes	(894)	203	1,953	(2,365)
Provision For Income Taxes	398	430	1,983	1,583

Net Profit (Loss)	$(1,292)	$(227)	$(30)	$(3,948)
Less: Net Profit Attributable to the Noncontrolling Interest	30	19	53	35

Net Profit (Loss) Attributable to BMP Sunstone Corporation	$(1,262)	$(208)	$23	$(3,913)

Basic and Fully-Diluted Profit (Loss) Per Share Attributable to BMP Sunstone	$(0.03)	$(0.01)	$(0.00)	$(0.10)

Basic Weighted-average Shares Outstanding	42,146	41,559	42,085	41,291

Fully Diluted Weighted-average Shares Outstanding	51,343	50,831	51,126	48,184

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

Non GAAP

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2010	2009	2010	2009
Revenues:
Third parties	$44,858	$33,358	124,737	$101,002
Related parties	—	268	—	4,370

Total Revenues	44,858	33,626	124,737	105,372
Cost of Goods Sold	28,416	17,835	68,300	54,299

Gross Profit	16,442	15,791	56,437	51,073

Sales and Marketing Expenses	10,314	9,058	32,621	31,390
General and Administrative Expenses	4,584	4,206	13,604	10,890

Total Operating Expenses	14,898	13,264	46,225	42,280

Profit From Operations	1,544	2,527	10,212	8,793

Other Income (Expense):
Interest Income	17	9	57	79
Interest Expense	(894)	(895)	(3,211)	(2,920)
Equity Method Investment Income	—	107	—	189

Total Other Expense	(877)	(779)	(3,154)	(2,652)

Profit Before Provision For Income Taxes	667	1,748	7,058	6,141
Provision For Income Taxes	398	430	1,982	1,583

Net Profit	$269	$1,318	5,076	$4,558
Less: Net Profit Attributable to the Noncontrolling Interest	30	19	53	35

Net Profit Attributable to BMP Sunstone Corporation	299	1,337	5,129	4,593

Basic and Fully-Diluted Profit Per Share Attributable to BMP Sunstone	$0.01	$0.03	0.10	$0.10

Basic Weighted-average Shares Outstanding	42,146	41,559	42,085	41,291
Fully Diluted Weighted-average Shares Outstanding	51,343	50,831	51,126	48,184

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

($ amounts in thousands)

	September 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$16,769	$21,544
Restricted Cash	1,125	1,125
Notes Receivable	17,781	17,541
Accounts Receivable, net of allowance for doubtful accounts of $874 and $481	51,623	37,752
Inventory, net of allowance for obsolescence of $165 and $98	10,207	9,811
Receivable from Alliance Unichem	—	7,550
Other Receivables	3,492	3,648
VAT Receivable	962	1,093
Prepaid Expenses and Other Current Assets	7,393	6,322

Total Current Assets	$109,352	106,386
Property and Equipment, net	31,695	30,967
Investment in Shengda	—	2,950
Investments at Cost	373	146
Goodwill	71,438	70,033
Other Assets	143	405
Land Use Rights, net of accumulated amortization	3,011	2,860
Intangible Assets, net of accumulated amortization	39,636	38,508

Total Assets	$255,648	$252,255

Liabilities and Equity
Current Liabilities:
Notes Payable and Bank Borrowings	$25,323	$6,406
Accounts Payable	26,800	24,465
Due to Related Parties	1,336	1,437
Deferred Revenues	130	208
Accrued Expenses	22,954	18,478

Total Current Liabilities	76,543	50,994

Long-Term Debt, including debt premium	6,718	36,749
Deferred Taxes	8,848	9,097

Total Liabilities	92,109	96,840

Commitment and Contingencies	—	—
Equity:
Common Stock, $.001 Par Value; 75,000,000 and 50,000,000 Shares; 42,145,320 and 41,931,987 Shares Issued and Outstanding as of June 30, 2010 and December 31, 2009, respectively	42	42
Additional Paid in Capital	172,076	168,772
Common Stock Warrants	8,621	8,621
Accumulated Deficit	(32,923)	(32,946)
Accumulated Other Comprehensive Income	12,908	9,486

Total BMP Sunstone Corporation Stockholders’ Equity	160,724	153,975
Non controlling Interest	2,815	1,440

Total Liabilities and Equity	$255,648	$252,255

BMP Sunstone Corporation and Subsidiaries

Non GAAP Reconciliations

($ amounts, except per share in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
GAAP Gross Profit	$16,275	$15,676	55,942	$50,728
Amortization Related to Acquisition	167	115	495	345

Non GAAP Gross Profit	$16,442	$15,791	$56,437	$51,073

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009
GAAP Operating Income	$69	$1,040	5,398	$4,351
Stock Based Compensation	466	600	1,807	1,784
Amortization Related to Acquisitions	1,009	887	3,007	2,658

Non GAAP Operating Income	$1,544	$2,527	$10,212	$8,793

	Three Months Ended September 30,		Nine Months Ended September 30,

(all amounts in $000)	2010	2009	2010	2009
GAAP Net Income (Loss)	$(1,262)	$(208)	23	$(3,913)
GAAP Basic and Fully Diluted EPS	$(0.03)	$(0.01)	(0.00)	$(0.10)

Stock Based Compensation	466	600	1,807	1,784
Debt Discount and Premium Amortization and Issuance Cost	86	58	292	695
Amortization Related to Acquisitions	1,009	887	3,007	2,658
Loss on Early Extinguishment of Debt	—	—	—	4,573
Gain (Loss) on Derivatives	—	—	—	(1,204)

Non GAAP Net Income	$299	$1,337	$5,129	$4,593

Non GAAP EPS	$0.01	$0.03	$0.10	$0.10

BMP Sunstone Corporation and Subsidiaries

Adjusted EBITDA Reconciliation

($ amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(all amounts in $000)	2010	2009	2010	2009
Net Income (Loss)	$(1,262)	$(208)	$23	$(3,913)
Net Income Reconciliation to Adjusted EBITDA:
Interest expense, net	(848)	879	1,536	2,841
Taxes	1,174	430	2,759	1,583
Depreciation	802	592	2,318	1,745
Amortization of intangibles and fair value of inventory increase	1,009	887	3,007	2,658
Loss on Early Extinguishment of Debt	—	—	—	4,573
Gain on derivatives	—	—	—	(1,204)
Amortization of debt discount and debt issuance costs	86	59	261	695

ADJUSTED EBITDA	$961	$2,639	$9,904	$8,978